Exhibit 99.1

News Release

Weatherford Announces Cash Tender Offers of up to

$1.0 Billion Aggregate Purchase Price

Baar, Switzerland, June 1, 2016 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) announced today that Weatherford International Ltd., a Bermuda exempted company and indirect, wholly owned subsidiary of the Company (“Weatherford Bermuda”), and Weatherford International LLC, a Delaware limited liability company and indirect, wholly owned subsidiary of the Company and subsidiary of Weatherford Bermuda (“Weatherford Delaware” and, together with Weatherford Bermuda, the “Offerors”), commenced cash tender offers (the “Tender Offers”) to purchase Weatherford Delaware’s 6.35% senior notes due 2017 (the “2017 Notes”) and Weatherford Bermuda’s 6.00% senior notes due 2018 (the “2018 Notes”), 9.625% senior notes due 2019 (the “2019 Notes”) and 5.125% senior notes due 2020 (the “2020 Notes” and, together with the 2017 Notes, 2018 Notes and 2019 Notes, the “Notes”) for a maximum aggregate purchase price (excluding accrued interest) of up to $1.0 billion (the “Aggregate Maximum Purchase Price”).

The terms and conditions of the Tender Offers are described in an Offer to Purchase, dated June 1, 2016 (the “Offer to Purchase”). The Offerors reserve the right, but are under no obligation, to increase the Aggregate Maximum Purchase Price or the Tender Caps (as defined below), without extending withdrawal rights except as required by law. The amounts of each series of Notes to be purchased may be prorated as set forth in the Offer to Purchase.

						Dollars per $1,000 Principal Amount of Notes
Issuer	Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Cap	Acceptance Priority Level	Tender Offer Consideration	Early Tender Premium	Total Consideration
Weatherford Delaware	2017 Notes	947074AJ9 / 947074AF7/ U94320AC9	$600,000,000	N/A	1	$1,020.00	$30	$1,050.00
Weatherford Bermuda	2018 Notes	947075AD9	$500,000,000	N/A	2	$1,012.50	$30	$1,042.50
Weatherford Bermuda	2019 Notes	947075AF4	$1,000,000,000	$250,000,000	3	$990.00	$30	$1,020.00
Weatherford Bermuda	2020 Notes	94707VAA8	$773,088,000	$100,000,000	4	$805.00	$30	$835.00

The Tender Offers will expire at 12:00 midnight, New York City time, at the end of the day on June 28, 2016, unless extended or earlier terminated by either Offeror (the “Expiration Date”). No tenders submitted after the Expiration Date will be valid. Subject to the terms and conditions of the Tender Offers, the consideration for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offers will be the tender offer consideration for such series of Notes set forth in the table above (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that are validly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on June 14, 2016 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase pursuant to the Tender Offers will receive the applicable Total Consideration for such series, which includes the early tender premium for such series of Notes set forth in the table above (with respect to each series of Notes, the “Early Tender Premium”). Holders of Notes tendering their Notes after the Early Tender Date will only be eligible to receive the Tender Offer Consideration, which is the Total Consideration less the Early Tender Premium.

All Notes validly tendered and accepted for purchase pursuant to the Tender Offers will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the applicable Settlement Date (as such term is defined in the Offer to Purchase) (“Accrued Interest”).

Tendered Notes may be withdrawn from the Tender Offers prior to 5:00 p.m., New York City time, on June 14, 2016, unless extended by Weatherford Bermuda or Weatherford Delaware (such date and time, as it may be extended, the “Withdrawal Deadline”). Holders of Notes who tender their Notes after the Withdrawal Deadline, but prior to the Expiration Date, may not withdraw their tendered Notes.

Each Offeror reserves the right, but is under no obligation, subject to the satisfaction or waiver of the conditions to the Tender Offers, to accept for purchase any Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date, at any point following the Early Tender Date and before the Expiration Date (the “Early Settlement Date”), subject to the Acceptance Priority Levels, the Aggregate Maximum Purchase Price and the Tender Caps. The Early Settlement Date will be determined at each Offeror’s option and is currently expected to occur on June 15, 2016, subject to all conditions to the Tender Offers having been either satisfied or waived by the applicable Offeror. Irrespective of whether the Offerors choose to exercise their respective option to have an Early Settlement Date, such Offeror will purchase any remaining Notes that have been validly tendered and not validly withdrawn at or prior to the Expiration Date and that such Offeror chooses to accept for purchase promptly following the Expiration Date, subject to all conditions to the Tender Offers having been either satisfied or waived by such Offeror (the “Final Settlement Date”, the Final Settlement Date and the Early Settlement Date each being a “Settlement Date”). The Final Settlement Date is expected to occur on the first business day following the Expiration Date.

Subject to the Aggregate Maximum Purchase Price, the Tender Caps and proration, the Notes accepted on any Settlement Date will be accepted in accordance with their Acceptance Priority Levels set forth in the table above, with one being the highest Acceptance Priority Level and four being the lowest Acceptance Priority Level. In addition, no more than $250 million and $100 million of the 2019 Notes and 2020 Notes, respectively, will be purchased in the Tender Offers (subject to increase by the Offerors, the “Tender Caps”). All Notes tendered at or before the Early Tender Date will be accepted for purchase in priority to other Notes tendered after the Early Tender Date, even if such Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date.

Acceptance for tenders of any Notes may be subject to proration if the aggregate principal amount for any series of Notes validly tendered and not validly withdrawn would cause the Aggregate Maximum Purchase Price to be exceeded. Acceptance for tenders of 2019 Notes and 2020 Notes may be subject to proration if the aggregate principal amount of the 2019 Notes or 2020 Notes validly tendered and not validly withdrawn is greater than the applicable Tender Cap.

The consummation of the Tender Offers is not conditioned upon any minimum amount of Notes being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including completion of Weatherford Bermuda’s concurrently announced offering of exchangeable senior notes.

Deutsche Bank Securities Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are the dealer managers in the Tender Offers. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Deutsche Bank Securities at (toll-free) (855) 287-1922 or (collect) (212) 250-7527 , Citigroup Global Markets Inc. at (toll-free) (800) 558-3745 or (New York) (212) 723-6106, RBC Capital Markets, LLC at (toll-free) (877) 381-2099 or (collect) (212) 618-7822 or Wells Fargo Securities, LLC at (toll-free) (866) 309-6316 or (collect) (704) 410-4760. Requests for copies of the Offer to Purchase and other related materials should be directed to Global Bondholder Services Corporation at (toll-free) (866) 807-2200 or (collect) (212) 430-3774.

None of the Company, its board of directors, the dealer managers, the depositary or the information agent or any of the Company, the Offerors or their respective affiliates, makes any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offers. The Tender Offers are made only by the Offer to Purchase. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Offerors by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

ABOUT WEATHERFORD INTERNATIONAL PLC

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,100 locations, including manufacturing, service, research and development, and training facilities and employs approximately 33,100 people.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements as defined under federal law, including those related to the Company’s potential securities offering and tender offers. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the prospectus as supplemented, which is a part of the registration statement, and the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and those risk factors set forth from time-to-time in other filings with the SEC. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Investor Contact:

Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Vice President – Investor Relations and Corporate Marketing and Communications

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